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                                                                   Exhibit (d)28

John Hancock Variable Series Trust I

Michele G. Van Leer
Chairman and Trustee

                                                              June 21, 2001

T. Rowe Price International, Inc.
100 East Pratt Street
Baltimore, MD 21202

Attn:   Cheryl Emory
        Assistant Vice President

Re:      Sub-Investment Management Agreement
         dated as of November 1, 2000
         ----------------------------------------

Dear Ms. Emory:

         This letter will memorialize our mutual agreement to amend Schedule I to the above-referenced Sub-Investment Management Agreement, relating to the International Opportunities Portfolio, to adjust the current fee schedule effective as of July 1, 2001. Attached is a revised copy of Schedule I which caps the 50 basis point charge when amounts under management are $500 million and introduces a 45 basis point charge for all amounts under management when Net Assets are $500 million or more.

         Kindly acknowledge receipt of this letter and the attachment, and indicate your agreement to the amendment of Schedule I, by signing and returning the duplicate of this letter. Thank you.

JOHN HANCOCK                                         JOHN HANCOCK VARIABLE
LIFE INSURANCE COMPANY                               SERIES TRUST I


By:/s/ Robert R. Reitano                             By: /s/ Michele G. Van Leer
   ------------------------                              -----------------------
Robert R. Reitano                                    Michele G. Van Leer
Senior Vice President                                Chairman and Trustee
Chief Investment Strategist

Received and agreed to:
T. Rowe Price International, Inc.


By:  /s/ Darrell N. Braman
    --------------------------------
Name:  Darrell N. Braman
Title:  Vice President
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                                  SCHEDULE I
                             (As of July 1, 2001)

                                     FEES


International Opportunities
---------------------------

Current Net Assets Under Management       Sub-Investment Management Fee
-----------------------------------       -----------------------------

On the first $20,000,000                  Seventy Five (75) basis points (0.75%)
On the next $30,000 000                   Sixty (60) basis points (0.60%)
On the next $150,000,000                  Fifty (50) basis points (0.50%)

When Amounts under Management are
more than $200 million but less than
$500 million:                             50 basis points (0.50%) per annum on
                                          all Net Assets

When amounts under Management are
$500 million or more:                     45 basis points (0.45%) per annum on
                                          all Net Assets